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Exhibit 10.46

SEPARATION AGREEMENT AND MUTUAL RELEASE

        THIS SEPARATION AGREEMENT AND MUTUAL RELEASE is entered into effective December 31, 2007 by and among John C. Burke ("Employee") and LECG CORPORATION and its wholly-owned subsidiary, LECG, LLC (collectively, the "Company").

        Background.    Employee is currently employed by the Company in its Emeryville, California office pursuant to a letter of employment dated January 15, 2003. Employee's employment as a regular employee will terminate effective December 31, 2007. The parties have agreed upon an exchange of consideration by which all matters pertaining to Employee's employment and termination of employment have been fully and finally resolved, the terms of which are set forth below.

        THEREFORE, in consideration of the mutual promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and Employee agree that:

        1.    Employment Termination.    Employee's last day of work as a regular employee will be December 31, 2007 (the "Effective Date"). The Company will pay Employee all compensation and other benefits (including, without limitation, accrued vacation pay and entitlements with regard to Options) earned through the Effective Date and will reimburse Employee for all approved but previously unreimbursed business expenses. Employee will return all keys, passes, credit cards, and other Company property, including all documents, disks and other records which pertain to the business and affairs of the Company on or before the Effective Date, except as otherwise specifically agreed by the Company and Employee. In particular, the Company has agreed that Employee may retain (i) the cell phone issued to Employee by the Company; and (ii) the laptop computer issued to Employee by the Company, provided, however, that all confidential and proprietary information and data of the Company contained. on the laptop computer, if any, may be destroyed by the Company on or before the Effective Date.

        2.    Separation Consideration.    In consideration of the agreements of Employee hereunder, the Company and Employee have agreed that Employee will receive a cash severance payment in the amount of Four Hundred Thousand Dollars ($400,000) payable in eight (8) equal semi-monthly installments, pursuant to the Company's standard payroll practices, with the first payment being made on January 1, 2008 and the last payment occurring on April 15, 2008 (collectively, the "Severance Payment"). Payment of these installment payments through the Company's payroll process will not operate to extend Employee's employment with the Company beyond the Effective Date. Other than the compensation, benefits and other consideration referenced in Sections 1, 3, 4, 5, 6, 9 and 11 hereof, the Severance Payment is in lieu of, and fully replaces, any other compensation payable by the Company to Employee, including without limitation any bonus for 2007 that would typically be awarded and paid in 2008.

        3.    Benefits.

        (a)   Employee's health coverage under the Company's group health plan will cease as of the Effective Date. However, the Company will reimburse Employee for the costs associated with Employee enrolling in continuing COBRA coverage for Employee and his qualifying dependents (but only to the extent such dependents received benefits under the Company's plan as of the day preceding the Effective Date), beginning January 1, 2008 and continuing until the earlier of (i) six (6) months from the Effective Date or (ii) the date on which Employee obtains health coverage from a new employer.

        (b)   The Company will cause the Company's match to Employee's 401(k) contributions made under the Company's 401(k) Plan to vest in full as of the Effective Date.

        4.    Stock Options.    Employee was provided from time to time with stock option grants (the "Options") as set forth in Attachment A hereto. The Options are subject to that certain 2003 LECG Corporation Employee Stock Option Plan (the "Plan"), as amended, effective as of November 13, 2003. The Options are also governed by the terms of the Nonqualified Option Agreements entered into between Employee and LECG Corporation (the "Option Agreements"). However, not withstanding the exercise provisions or any other provisions of the Plan and the Option Agreements, the Company hereby (a) extends the exercise period during which the Options may be exercised, from 90 days from the Effective Date to September 30, 2008 and (b) agrees that Employee shall be eligible to exercise any or all of the Options at any time on or prior to September 30, 2008. Employee and the Company agree and acknowledge that this extension of the exercise period for the Options is being provided to Employee in consideration of Employee's waiver of the Company's obligation under the Agreement to provide 60 days notice to Employee of the termination of his employment with the Company, which waiver Employee hereby expressly grants. Employee must carefully review the Option Agreements and Plan to understand his rights with respect to the Options. As one basic matter, if any vested Options are not exercised on or before September 30, 2008, the Options will expire. Any questions regarding the Options should be directed to Stock Administration in the Company's Emeryville office, with a copy to the Chief Financial Officer.

        5.    Office Space.    The Company will make available to Employee office space, appropriate telephone and computer equipment and other incidental services and resources, at no charge to Employee, in the Company's Chicago office for a period of two (2) months following the Effective Date. Employee should coordinate usage through the Office Manager for the Chicago office. During such time, Employee will not have access to or use of the Company e-mail system; however, the Company and Employee will work together to establish a mutually agreeable method by which the Company will transmit to Employee e-mails sent to Employee at his Company e-mail address.

        6.    Travel.    The Company will reimburse Employee for lodging (not to exceed four nights) and travel expenses reasonably incurred by Employee around or after the Effective Date in connection with making one round trip from Chicago to Emeryville to attend to winding down his business affairs in the Company's Emeryville office, and the Company will reimburse Employee for shipping expenses reasonably incurred by Employee in connection with winding down his business affairs in the Company's Emeryville office, provided however that Employee shall furnish the Company with documentation of such lodging, shipping and travel expenses pursuant to Company's expense reimbursement policies.

        7.    Employee Representations.    Employee makes the following representations, each of which is a condition of the Company's entering into this Agreement:

          (a)   That he has been given a reasonable period of time (not to exceed 21 days) to consider whether or not to sign this Agreement, and/or he acknowledges that he has been advised of his right to that 21-day period and has voluntarily waived it, and that he has not been pressured to sign this Agreement in a shorter period of time;

          (b)   That no promises or representations except those contained in this Agreement have been made to the Employee in connection with the termination of his employment;

          (c)   That he has read and understands each and every provision in this Agreement and has the right to consult with an attorney in connection with his consideration of this Agreement, and that he is entering into this Agreement voluntarily and of his own free will; and

          (d)   That he has not filed any complaints against the Company in any court, nor any charges with any governmental agency (such as the EEOC or the DFEH), before signing this Agreement.

        8.    No Admission of Liability.    Employee acknowledges that the Company is not offering this Agreement because it believes that the Employee has any valid legal claim against the Company.

Employee further acknowledges and agrees that nothing in this Agreement will constitute or be construed as an admission of liability, wrongdoing or violation of any law on the part of the Company. Company acknowledges that, after diligent review, it is not aware of any claims that the Company may have against the Employee.

        9.    General Release by Employee.    Employee hereby fully and forever releases and discharges the Company, its benefit plans, officers, directors, employees, agents, members, affiliates, parent entities, successors and assigns from liability for claims, causes of action and obligations of every nature whatsoever, including, without limitation, claims of negligence, breach of contract, wrongful discharge, intentional torts, defamation, and violation of federal, state or local laws, among which are laws which prohibit discrimination on the basis of race, color, national origin, religion, sex, age, disability and other protected traits, such as the Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act. This release covers claims, known or unknown, which are based upon any act, event or failure to act which occurred before the date on which this Agreement is signed and becomes effective, except (i) claims for vested Options or vested pension benefits, (ii) claims for any compensation, benefits, payments or other consideration which Employee is entitled to receive under this Agreement or (iii) claims for indemnification for actions taken by Employee while an employee and/or officer of the Company including, but not limited to, claims for indemnification pursuant to the by-laws of LECG Corporation and that certain Indemnification Agreement entered into between the Employee and the Company dated October 6, 2003. For purposes of clarification, the Company acknowledges that it is obligated to indemnify Employee for any actions taken while he was an employee of the Company.

        Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, or any analogous state or federal law and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

    "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

        Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, the parties expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all claims which the Employee does not know or suspect to exist at the time this Agreement is signed, and that this Agreement contemplates the extinguishment of any such claim or claims.

        Employee understands and agrees that, by entering into this Agreement he is waiving any rights or claims that he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act. Employee is not waiving any rights or claims that may arise after the date that he executes this Agreement.

        10.    General Release by the Company.    With the exception of claims relating to intentional torts by Employee, defamation, or any intentional violation by Employee of federal, state or local laws, among which are laws which prohibit discrimination on the basis of race, color, national origin, religion, sex, age, disability and other protected traits, such as the Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, Company hereby fully and forever releases and discharges Employee and his heirs, successors and assigns from liability for claims, causes of action and obligations of every nature whatsoever, including, without limitation, claims of negligence and breach of contract. This Release covers claims, known or unknown, which are based upon any act, event or failure to act which occurred before the date on which this Agreement is signed and becomes effective.

        The Company expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, or any analogous state or federal law and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

    "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

        Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, the parties expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all claims which the Company does not know or suspect to exist at the time this Agreement is signed, and that this Agreement contemplates the extinguishment of any such claim or claims.

        The Company is not waiving any rights or claims that may arise after the date that it executes this Agreement.

        11.    Remedies for Breach.    If either party breaches his or its obligations under this Agreement or if Employee breaches the provisions of any existing agreements with the Company pertaining to non-solicitation of employees or customers or non-disclosure of confidential business information or trade secrets, then the non-breaching party will have the right to any available legal or equitable remedies. In case of any legal proceedings between Employee and the Company, the prevailing party will be entitled to recover his or its reasonable expenses of suit, including reasonable attorneys' fees. If, contrary to the covenant not to sue contained in Section 12 of this Agreement, a lawsuit is filed by either party against a released party, the filing party agrees that he will pay the released party's expenses of suit, including attorneys' fees.

        12.    Covenant Not To Sue.    Each party represents and warrants that he or it will not file any legal proceedings against any released party on the basis of any claims within the scope of the releases contained in this Agreement. Each party also agrees not to permit any other entity to instigate or cause any legal proceedings to be filed against a released party as to any claims within the scope of such releases. This covenant not to sue does not bar Employee from filing a charge with the EEOC or the California Department of Fair Employment and Housing. However, in the event such charge is filed, Employee agrees that the agreements made by the Company pursuant to this Agreement are in full satisfaction of any damages asserted by, or on behalf of, Employee in such charge and that Employee will not be entitled to any monetary relief. This covenant not to sue also does not apply to a lawsuit (a) to determine the validity of the releases contained in this Agreement as applied to claims under the ADEA or (b) to enforce the Employee's rights and/or the Company's obligations under this Agreement.

        13.    Public Announcements.    The time and manner of issuing, and the content of, any public announcement or similar publicity with respect to the termination of Employee's relationship with the Company shall be mutually agreed upon by Employee and the Company.

        14.    General.

        (a)   No provision of this Agreement may be modified, amended or revoked, except in writing, signed by Employee and an authorized officer of the Company.

        (b)   No waiver or failure to enforce any condition or provision of this Agreement will be deemed to be a continuing waiver of the same or any other provision of this Agreement.

        (c)   This Agreement constitutes the entire Agreement respecting Employee's employment and termination of employment. This Agreement supersedes any and all other agreements, express or implied, between Employee and the Company, except as provided in Section 11 with respect to non-solicitation of employees or customers or non-disclosure of confidential business information or trade secrets.

        (d)   This Agreement will be construed and enforced in accordance with the laws of the state of California, without regard to its choice of law principles.

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  IN WITNESS WHEREOF, the parties have executed this Separation Agreement and Mutual Release as of the date first above written.

  THIS AGREEMENT MAY BE REVOKED BY EMPLOYEE AT ANY TIME FOR A PERIOD OF SEVEN (7) DAYS AFTER THE DATE OF SIGNING BY THE EMPLOYEE. TO REVOKE THIS AGREEMENT, EMPLOYEE SHOULD RETURN HIS COPY OF THE AGREEMENT ALONG WITH A SIGNED STATEMENT OF REVOCATION TO THE DIRECTOR OF HUMAN RESOURCES IN EMERYVILLE, CALIFORNIA.

BY THE EMPLOYEE:
/s/ JOHN C. BURKE John C. Burke	Date:	12/31/07
BY LECG, LLC:
/s/ STEVEN R. FIFE Steven R. Fife Chief Financial Officer	Date:	12/31/07
BY LECG CORPORATION
/s/ STEVEN R. FIFE Steven R. Fife Chief Financial Officer	Date:	12/31/07

Attachment A: Options and Restricted Stock

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  Exhibit 10.46
SEPARATION AGREEMENT AND MUTUAL RELEASE